Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

Supplement dated May 28, 2013

to Pricing Supplement dated March 28, 2013,

product supplement ARN-1 dated May 27, 2011,

Series A MTN prospectus supplement

dated May 27, 2011 and prospectus dated

August 31, 2010 (together, the “Note Prospectus”)

Barclays Bank PLC

Medium-Term Notes, Series A

Accelerated Return Notes®

Linked to the S&P 500 Index®, due March 27, 2015

(the “ARNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the ARNs by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the ARNs was defined in the pricing supplement (the “Pricing Supplement”), dated March 28, 2013 and filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2013. The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event has not occurred. The closing level of the Market Measure on March 28, 2013 was 1,569.19.

The Starting Value Determination Period expired on May 28, 2013. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 1,541.61, which is less than 1,569.19.

Therefore, the Starting Value for the ARNs is 1,541.61.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-6 of the Pricing Supplement and beginning on page S-10 of product supplement ARN-1, as the ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated March 28, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513136847/d513664d424b2.htm

•	Product supplement ARN-1 dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511153078/d424b3.htm

•	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in the Pricing Supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

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